Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Green Technology Solutions, Inc. (the “Company”) dated September 13, 2011, of our report dated April 1, 2011, relating to the Company’s financial statements appearing in the Form 10-K for the year ended December 31, 2010.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
September 13, 2011